Exhibit 10.1

AMENDMENT

TO THE BIOVERIS CORPORATION

TERMINATION PROTECTION PROGRAM

Pursuant to resolutions of the Board of Directors adopted on April 4, 2007, the BioVeris Corporation Termination Protection Program (the "Program") is hereby amended for purposes of complying with Section 409A of the Internal Revenue Code, as set forth below:

1. Section 1. of the Program is hereby amended to replace the paragraph (A) in its entirety with the following paragraph.

"(A) "Applicable Bonus" shall mean the highest maximum annual bonus that was (or could have been under an established bonus plan) paid to a Participant in respect of any of the three full fiscal years preceding or following a Change of Control."

2. Add Section 11. to the Program.

"11. Section 409A Compliance. Notwithstanding anything else in this Program, any severance or other compensation under this Program shall be paid in compliance with Section 409A of the Code including, but not limited to, a delay in the timing of any payments, such that there are no adverse tax consequences, interest, or penalties as a result of the payments; provided that in no event shall this clause increase any payments or benefits under this Program to any Participant."

3. Addendum 1 of the Program is hereby amended to replace paragraph 6 in its entirety with the following paragraph.

"6. The Chief Executive Officer of the Company may designate, with respect to up to 3 Participants, that Section 3(iv) shall not apply to such Participants. Instead, such Participants shall become entitled to a lump sum, payable within ten days following the date of termination (but in no event earlier than January 1, 2008) (subject to Section 11 of the Program), equal to the present value of lifetime medical and dental benefits and an annual comprehensive physical/check-up, such present value to be determined in good faith by the Company. As of the Effective Date the Participants identified on Appendix F have been so designated on Appendix F."

4. Add paragraph 8 to Addendum 1 of the Program.

"8. The Chief Executive Officer of the Company may designate, with respect to up to 3 Participants, that the period specified in Section 3(iv) shall be, instead of 18 months, 24 months (with respect to all Employee Benefits except medical and dental benefits and an annual comprehensive physical/check-up). As of the Effective Date the Participants identified on Appendix H have been so designated".

IN WITNESS WHEREOF, BioVeris Corporation has adopted this amendment, effective as of April 4, 2007.

BIOVERIS CORPORATION

By:	/s/ Samuel J. Wohlstadter
Name:	Samuel J. Wohlstadter
Title:	Chairman & Chief Executive Officer